Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-153056 on Form S-8 pertaining to the Lehman Brothers Savings Plan of our report dated June 11, 2010 with respect to the financial statements of the Lehman Brothers Savings Plan included in the Annual Report (Form 11-K) for the year ended December 31, 2008.

/s/ Mitchell Titus LLP

New York, New York

October 15, 2010